As filed with the Securities and Exchange Commission on July 11, 2012

Registration No. 333-73035

333-98665

333-116372

333-122408

333-132410

333-134213

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-73035

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-98665

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-116372

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-122408

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-132410

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-134213

UNDER

THE SECURITIES ACT OF 1933

P.F. CHANG’S CHINA BISTRO, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-0815086
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

7676 East Pinnacle Peak Road

Scottsdale, Arizona 85255

(Address of Principal Executive Offices)

P.F. Chang’s China Bistro, Inc. 1996 Employee Stock Option Plan

P.F. Chang’s China Bistro, Inc. 1997 Restaurant Management Stock Option Plan

P.F. Chang’s China Bistro, Inc. 1998 Stock Option Plan

P.F. Chang’s China Bistro, Inc. 1998 Employee Stock Purchase Plan

P.F. Chang’s China Bistro, Inc. 1999 Nonstatutory Stock Option Plan

P.F. Chang’s China Bistro, Inc. Key Employee Stock Purchase Plan

Pei Wei Asian Diner, Inc. 2001 Stock Option Plan

P.F. Chang’s China Bistro, Inc. 2006 Equity Incentive Plan

(Full Title of the Plan)

Richard L. Federico

Chief Executive Officer

P.F. Chang’s China Bistro, Inc.

7676 East Pinnacle Peak Road

Scottsdale, Arizona 85255

(480) 888-3000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Michael E. Lubowitz, Esq.

Douglas P. Warner, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by P.F. Chang’s China Bistro, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements (the “Plans”).

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement	Shares
333-73035	Feb. 26, 1999

P.F. Chang’s China Bistro, Inc. 1996 Employee Stock Option Plan

P.F. Chang’s China Bistro, Inc. 1997 Restaurant Management Stock Option Plan

P.F. Chang’s China Bistro, Inc. 1998 Stock Option Plan

P.F. Chang’s China Bistro, Inc. 1998 Employee Stock Purchase Plan

			956,510 56,875 280,000 400,000
333-98665	Aug. 23, 2002	P.F. Chang’s China Bistro, Inc. 1998 Stock Option Plan P.F. Chang’s China Bistro, Inc. 1999 Nonstatutory Stock Option Plan	1,000,000 800,000
333-116372	June 10, 2004	P.F. Chang’s China Bistro, Inc. 1998 Stock Option Plan	1,000,000
333-122408	Jan. 31, 2005	P.F. Chang’s China Bistro, Inc. Key Employee Stock Purchase Plan	50,000
333-132410	Mar. 14, 2006	Pei Wei Asian Diner, Inc. 2001 Stock Option Plan	306,773
333-134213	May 17, 2006	P.F. Chang’s China Bistro, Inc. 2006 Equity Incentive Plan	1,750,000

On May 1, 2012, the Company entered into an Agreement and Plan of Merger with Wok Parent LLC, a Delaware limited liability company (“Parent”), and Wok Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Parent, as amended by Amendment No. 1 dated as of June 22, 2012, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Parent. The Merger became effective at 8:12 a.m., Eastern Time, on July 2, 2012 (the “Effective Time”), pursuant to the Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each Share issued and outstanding immediately prior to the Merger (other than Shares held by (i) the Company, Parent, Purchaser or any subsidiary of the Company or Parent or (ii) holders who properly exercise their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware) was converted into the right to receive $51.50, net to the seller in cash, without interest thereon and less any required withholding taxes.

The Company has terminated the Plans and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, State of Arizona, on this 11th day of July, 2012.

P.F. CHANG’S CHINA BISTRO, INC.

By:	/s/ Mark D. Mumford
Name:	Mark D. Mumford
Title:	Chief Financial Officer

Pursuant to the requirements of Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons on this 11th day of July, 2012 in the capacities indicated.

Signature	Title

/s/ Richard L. Federico Richard L. Federico	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark D. Mumford Mark D. Mumford	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Jason Mozingo Jason Mozingo	Director

/s/ Amar Doshi Amar Doshi	Director

/s/ Jeffrey Long Jeffrey Long	Director